EXHIBIT 01

Contact:     Joseph R. Mallon, Jr., CEO
             Kirk J. Dischino, CFO
             973 808-1819
             Boutcher & Boutcher, Investor Relations
             Aimee Boutcher
             973 239-2878

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

              MORT TOPFER ELECTED TO MEASUREMENT SPECIALTIES' BOARD
                 MAKES TWO MILLION DOLLAR DIRECT SHARE PURCHASE

     FAIRFIELD, NJ, January 8, 2002 - Measurement Specialties (AMEX: MSS) today announced that Mort Topfer has joined the Company's Board of Directors, and purchased 314,081 shares of Measurement Specialties Common Stock. Mr. Topfer will take an active role on the Board, advising on operational, strategic, and technology issues.

     Mr. Topfer is a leading figure in the telecommunications and computing industries. He has extensive experience with the strategic development of numerous highly successful businesses, and is currently Managing Director of Castletop Capital, a private investment company. Prior to Castletop Capital, he was Vice Chairman of Dell Computer Corporation, Counselor to Dell's CEO, and a member of Dells' Office of the Chief Executive. For 23 years prior to joining Dell, Mr. Topfer held various positions with Motorola, Inc., last serving as Corporate Executive Vice President and President of the Land Mobile Products Sector. Before joining Motorola in 1971, Mr. Topfer spent 11 years with RCA Laboratories in various research and development and management positions.

     Mr. Topfer also purchased 314,081 shares of newly issued, unregistered shares of Common Stock. The purchase price was $2,000,000, or $6.37 per share, which is an eight percent discount from the average closing price for the 20 days preceding December 24, 2001, the effective date of the purchase.

     "Mort is an exceptional addition to our Board. We are honored to welcome him as a Director and major shareholder," commented Joseph R. Mallon Jr., Chairman and CEO of Measurement Specialties, "I had the privilege of working with him early in his career. I know him to be an individual of the highest caliber. His experience in building successful businesses in the U.S., Europe, and Asia fits perfectly with our long-term goals. Mort's experience will add a new, valuable dimension to Measurement Specialties as we execute our growth plan."

     "I am pleased to have this opportunity to actively participate in Measurement Specialties as a Director and investor," stated Mr. Topfer. "I feel that the long term growth prospects in the sensor industry for Measurement Specialties are excellent. Outstanding products, strong technology, and low cost manufacturing should provide a solid platform upon which to build. I'm excited to be joining the team at this point and look forward to contributing to their success."

     Measurement Specialties (AMEX: MSS), is a leading designer and manufacturer of sensors, and sensor-based, consumer products. Measurement Specialties produces sensors that measure physical variables, such as pressure, acceleration, force, displacement, angle, and distance. The Company uses advanced technologies, including piezoresistive, application specific integrated circuits (ASICs), micro-electromechanical systems (MEMS), piezopolymers, and strain gages to produce precise, cost effective sensors.


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This release includes forward-looking statements within the meaning of Section
27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward looking statements may be identified by such words or phases as "will likely result", "are expected to", "will continue", "is anticipated", "estimated", "projected", "may", "should", "believe", or similar expressions. The forward-looking statements above involving, among other things, ability to identify adverse trends, cost reductions, and future growth prospects, involve a number of risks and uncertainties. Factors that might cause actual results to differ materially include: conditions in the general economy and in the markets served by the Company; competitive factors, such as price pressures and the potential emergence of rival technologies reduced demand for our products; interruptions of suppliers' operations affecting availability of component materials at reasonable prices; timely development and market acceptance, and warranty performance of new products; success in identifying, financing and integrating acquisition candidates; changes in product mix, costs and yields, fluctuations in foreign currency exchange rates; uncertainties related to doing business in Hong Kong and China; and the risk factors listed from time to time in the Company's SEC reports. The Company is involved in an announced active acquisition program. Forward looking statements do not include the impact of acquisitions, which could affect results in the near term. Actual results may differ materially. The Company assumes no obligation to update the information in this issue.



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